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PIPER JAFFRAY INC.
THE ROBINSON-HUMPHREY COMPANY, INC.
STIFEL, NICOLAUS & COMPANY, INCORPORATED
c/o Piper Jaffray Tower
222 South Ninth Street
Minneapolis, Minnesota  55402

Gentlemen:

     The undersigned stockholder (the "Stockholder") of Duckwall-ALCO Stores, Inc., a Kansas corporation (the "Company"), wishes to facilitate the offering (the "Offering") of 1,400,000 shares (the "Shares") of Common Stock, par value $.0001 per share, of the Company (the "Common Stock"). The Stockholder recognizes that the Offering will be of benefit to the Company and the Stockholder.

           In consideration of the foregoing and in order to induce the several underwriters (the "Underwriters") named in that certain Purchase Agreement between the Company and such Underwriters (the "Purchase Agreement") to complete the purchase of the Shares pursuant to such Purchase Agreement, the Stockholder hereby agrees with the Underwriters as follows:

           1. During the term of this Agreement specified in paragraph 3 hereof, the Stockholder shall not, directly or indirectly, offer for sale, sell or agree to sell or otherwise dispose of (except for bona fide gifts), any shares of Common Stock, or any securities convertible into, exercisable or exchangeable for, or that are the economic or voting equivalent of, any such shares of Common Stock, or announce the offering of or register with the Securities and Exchange Commission any shares of Common Stock (collectively, the "Subject Shares"), without the prior written consent of Piper Jaffray Inc.

           2. Any purported transfer of any Subject Shares in violation of paragraph 1 hereof (an "Unauthorized Transfer") will be null and void. The Company will not be required to register, recognize or give effect to any Unauthorized Transfer, and the purported transferee of any Subject Shares or any interest therein pursuant to an Unauthorized Transfer will not acquire any rights in any such Shares.


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PIPER JAFFRAY INC.
THE ROBINSON-HUMPHREY COMPANY, INC.
STIFEL, NICOLAUS & COMPANY, INCORPORATED
Page 2

           3. This Agreement shall become effective upon the later of the date of the Prospectus (as defined in the Purchase
Agreement) or, as to the Stockholder, the execution hereof by the Stockholder and shall terminate upon the earlier of (i) the date which is 120 days after the date of the Prospectus (as defined in the Purchase Agreement) or (ii) the termination or cancellation of the Purchase Agreement for any reason prior to the sale to the Underwriters of the Shares.

           4. The Stockholder hereby represents that he or she has not taken, and agrees that he or she shall not take, directly or indirectly, during the term of this Agreement pursuant to paragraph
3 hereof, any action that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock in violation of law.

           5. This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas. The Underwriters shall be entitled to all legal and equitable remedies in enforcing this Agreement, including without limitation, an injunction against any sale in contravention of this Agreement. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect, but the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

           6. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

           7. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, successors, personal representatives and permitted assigns of the parties hereto.


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PIPER JAFFRAY INC.
THE ROBINSON-HUMPHREY COMPANY, INC.
STIFEL, NICOLAUS & COMPANY, INCORPORATED
Page 3

           If the foregoing correctly sets forth the agreement between the Stockholder and the Underwriters, please indicate your acceptance in the space provided for that purpose.

                                 Very truly yours,

                                 [STOCKHOLDER]
                                 [Number of Shares]


Date: October ---, 1996          ------------------------------------------



           This Agreement covers all shares beneficially owned by the Stockholder, including any shares purchased pursuant to the Offering. The number of shares shown above for the Stockholder is based upon information currently available to the Company and may not include all shares subject to this Agreement.


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PIPER JAFFRAY INC.
THE ROBINSON-HUMPHREY COMPANY, INC.
STIFEL, NICOLAUS & COMPANY, INCORPORATED
Page 4

Agreed and accepted as of the
---- day of October, 1996:


PIPER JAFFRAY INC.


By:-----------------------------------
   Name:
   Title:


THE ROBINSON-HUMPHREY COMPANY, INC.


By:--------------------------------------
   Name:
   Title:


STIFEL, NICOLAUS & COMPANY, INCORPORATED


By:--------------------------------------
   Name:
   Title: